Exhibit 10.11
SETTLEMENT AGREEMENT
     This Agreement is made and entered into as of July 17, 2002 and effective as of the Effective Date (defined below), by and between CHANGING WORLD TECHNOLOGIES, INC. (“CWT”), a corporation organized under the laws of Delaware with corporate offices at 460 Hempstead Avenue, West Hempstead, New York 11552, RESOURCE RECOVERY CORP. (“RRC”), a closely-held corporation organized under the laws of Delaware with corporate offices at 460 Hempstead Avenue, West Hempstead, New York 11552, (collectively, “Plaintiffs”); ABC-WT LLC (“ABCWT”), a limited liability company organized under the laws of Delaware with offices at 460 Hempstead Avenue, West Hempstead, New York 11552; and Paul T. Baskis (“Baskis” or “Defendant”), a resident and domiciliary of the State of Illinois; each referred to individually and collectively in this Agreement as “Party” and “Parties,” respectively.
WITNESSETH
     WHEREAS, CWT, RRC, and Baskis are parties in Civil Action No. 02-CV-2672 (TCP) before the United States District Court for the Eastern District of New York, entitled Changing World Technologies, Inc. et ano. v. Paul Baskis (the “Action”);
     WHEREAS, Baskis has filed a third-party complaint against ABCWT in the Action; and
     WHEREAS, CWT, RRC, ABCWT and Baskis wish to settle amicably the disputes involved in the Action;
     NOW, THEREFORE, for and in consideration of the promises and covenants hereinafter set forth, the Parties agree as follows:

     1. DEFINITIONS
          The following capitalized terms in this Agreement shall have the meaning ascribed to them in this Section:
          1.1 An “Affiliate” of a Party shall mean any company directly or indirectly (a) controlling, (b) controlled by, or (c) under common control of the Party, but only so long as such control exists, and all officers, directors, and members of any of the foregoing. For purposes of this definition, “control” means the direct or indirect possession of the power to direct or cause the direction of the management policies of a company, whether through the ownership of voting securities, by contract, or otherwise.
          1.2 “CWT” shall mean Changing World Technologies, Inc..
          1.3 “RRC” shall mean Resource Recovery Corp.
          1.4 “ABCWT” shall mean AB-CWT LLC.
          1.5 “TDP LLC” shall mean Thermo-Depolymerization L.L.C.
          1.6 “SSD” shall mean the law firm of Schlam Stone & Dolan, LLP, its partners, counsel, associates, and employees, including Richard H. Dolan and Bennette D. Kramer.
          1.7 “Baskis Trust” shall mean the Paul T. Baskis TDP Living Trust.
          1.8 “ConAgra” shall mean ConAgra Foods, Inc.
          1.9 “RES” shall mean Renewable Environmental Solutions, LLC.

          1.10 “Main License” shall mean the Exclusive License Agreement made and entered into by and between Baskis, Trustee of Baskis Trust, and RRC as of January 3, 1997.
          1.11 “Non-Competition Agreement” shall mean the Non-Competition and Confidentiality Agreement executed by CWT and Baskis on October 6, 1998.
          1.12 “Assignment Agreement” shall mean the Assignment Agreement executed by Baskis Trust and ABCWT as of July 27, 1999.
          1.13 “ABCWT Operating Agreement” shall mean the Amended and Restated Operating Agreement of AB-CWT LLC, as of November 1, 1999.
          1.14 “Amendment No. 1” shall mean Amendment No. 1 to the Amended and Restated Operating Agreement of AB-CWT LLC, dated as of December 12, 2001.
          1.15 “ConAgra License” shall mean the License Agreement made and entered into by and between RRC, ABCWT, Baskis, Baskis Trust, and ConAgra as of December 4, 2000.
          1.16 “RES License” shall mean the Sublicense Agreement made and entered into by and between RRC, ABCWT, Baskis, Baskis Trust, and RES as of September 28, 2001.
          1.17 “TDP Licenses” shall mean the Main License, ConAgra License, and RES License, collectively.
          1.18 “Project Specific Sublicense” shall mean the Project Specific Sub-License Agreement made and entered into by and between RRC and TDP LLC as of August 1, 1998.

          1.19 “TDP” shall mean the thermal depolymerization process and devices, including the apparatus and processes, as described in the Licensed Patent Application (as that term is defined in the Main License), and any improvements thereon.
          1.20 “DCAD” shall mean a multiple environment biological process which uses the natural model of microbial succession to degrade organic material.
          1.21 “Effective Date” shall mean the date the Stipulated Order of Dismissal, pursuant to Rule 41, is signed by the Parties and the Court.
          1.22 “Confidential Information” shall mean all non-public information and material, whether or not in tangible form, of CWT, RRC, and/or ABCWT, and any Affiliates, customers, joint venture partners, licensees, and consultants of or to any of the foregoing. The term “Confidential Information” may include, but is not limited to, trade secrets, discoveries, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, results of operations, business plans, business models, marketing, sales and financial data and projections, customer lists, prospective customer lists, strategic partnership plans, inventions, unpublished patent applications, proposed trademarks, proposed service marks, proposed patent applications, proposed slogans, proposed advertising campaigns, reports and studies, personnel information and other proprietary technical and business information, whether in written, oral, graphic, magnetic, electronic or other form. Notwithstanding the foregoing, “Confidential Information” shall not include information:
a.	that is or becomes publicly available other than as a result of a breach of this Agreement;

b.	that is independently developed without the use of any Confidential Information; or

c.	that is lawfully obtained from a third-party who has the right to transfer or disclose such information.
     2. RESOLUTION OF THE LAWSUIT
          2.1 The Parties agree to terminate the Action in accordance with the accompanying Stipulated Order of Dismissal (attached hereto as Appendix A) as a condition of settlement, and shall execute the Stipulated Order of Dismissal simultaneously with this Agreement. The Parties shall instruct their attorneys to ensure that the Stipulated Order of Dismissal is promptly filed in the United States District Court for the Eastern District of New York upon execution. Entry of the Stipulated Order of Dismissal is a condition precedent to this Settlement Agreement, and in the event that the Order is not entered for any reason, this Agreement shall be null and void and have no effect.
          2.2 The Parties agree to a dismissal with prejudice of all claims, counterclaims, and third-party claims; provided, however, that such dismissal shall not be construed or deemed as a waiver, release from liability for, or dismissal of any claims arising out of facts not known as of the Effective Date. The Parties reserve all rights with respect to all claims and defenses based on facts newly discovered after the Effective Date. Further, CWT, RRC and ABCWT each separately covenant that it has no intention of bringing any new claims against Baskis based on facts known by it prior to the Effective Date, and Baskis covenants that he has no intention of bringing any new claims against CWT, RRC, ABCWT, or any of the their Affiliates, licensees, or joint venture partners, based on facts known by him prior to the Effective Date.

     3. PAYMENT TERMS
          3.1 CWT, ABCWT and Baskis affirm Sections 7(A) and 7(B) of Amendment No. 1 and expressly agree that CWT and ABCWT shall be jointly and severally responsible for the payment of $10,000.00 per month to Baskis as provided for therein (including amounts due in arrears for the period April 2002 through June 2002), which obligations shall cease for both CWT and ABCWT in accordance with the provisions of the foregoing sections that define the duration of ABCWT’s obligation to make the $10,000.00 monthly payments. The $10,000.00 monthly payments shall be paid to Baskis and Associates on a 1099 basis on the last business day of the month.
          3.2 CWT, ABCWT, and Baskis affirm Section 7(C) of Amendment No. 1 and expressly agree that CWT and ABCWT shall be jointly and severally responsible for payment to Baskis of $15,092, which represents the balance of the Expenses (as that term is defined in Section 7(C) of Amendment No. 1) due Baskis.
          3.3 ABCWT affirms Section 7(D) of Amendment No. 1 and expressly agrees to make a payment of $50,000.00 to Baskis, which is due pursuant to Section 7(D) in exchange for which Baskis agrees to, and upon the receipt whereof does release and forever discharge Brian Appel (“Appel”) from any and all claims and causes of action, known or unknown of any kind or nature whatsoever, with respect to shares of CWT common stock owned directly by Appel in his name.
          3.4 CWT and/or RRC agree to reimburse Baskis for Baskis’s actual expenses and attorneys’ fees incurred in connection with the Action in an amount not to exceed $80,000.00, and payable to “Schlam Stone & Dolan as Attorneys for Paul Baskis” (the

“Litigation Expenses”). SSD has provided to counsel for CWT and RRC a detailed statement of the Litigation Expenses, which SSD represents and warrants to be a true and correct statement of sums that Baskis is obligated to pay SSD pursuant to his retainer agreement with SSD.
          3.5 CWT and/or RRC agree to reimburse Baskis for Baskis’s expenses incurred in connection with the Parties’ settlement meeting of May 30, 2002 in the amount of $1705.20.
          3.6 The amount due in arrears to Baskis pursuant to Section 3.1, and the amounts due pursuant to Sections 3.2 through 3.5 shall be paid to Baskis and delivered to counsel within 5 business days of the Effective Date.
     4. ADDITIONAL TERMS OF SETTLEMENT
          4.1 Non-Competition and Confidentiality.
               (a) For a period ending on the expiration of the Main License, Baskis shall not provide services of any kind to anyone relating to TDP, including without limitation services relating to (i) systems, apparatus or methods described and/or claimed in any of U.S. Patent Nos. 5,269,947, 5,360,533, and 5,543,061, any related patents and patent applications, or any other patents and patent applications relating to TDP for which Baskis is an inventor or arise from work performed by or on behalf of CWT or its Affiliates; (ii) systems, apparatus or methods relating to TDP and designed, developed or tested by or for CWT or its Affiliates; and (iii) modifications and improvements to any system, apparatus or method relating to TDP, including without limitation modifications to systems and methods covered by (i) and (ii) above.

For purposes of this provision, the term “relating to TDP” shall not be deemed to include services by Baskis pertaining to processes that are materially different from TDP.
               (b) In addition, for a period of twenty-seven (27) months from the date hereof, Baskis shall not provide services to any person or entity relating to the processing of any organic waste product or by-product that is generated or used to create useful products in any of the following industries and product types: food, agriculture, forest products, municipal waste, plastics, and rubber products (including tires); provided, however, that nothing herein shall restrict Baskis from performing services for any person or entity relating to the processing of cellulose derived from forest products or from hemp sources.
               (c) Except as set forth in Sections 4.1(a) and (b), above, Baskis is free to perform services of any nature or description for himself or any other person or entity.
               (d) This provision shall not diminish the rights, if any, held by the Parties under the Main License, and in the event of any conflict between the Main License and this Settlement Agreement, the terms and provisions of the Main License govern. Nothing in this Settlement Agreement shall be construed as granting any license rights under, or waiving any right to assert, any patent, trade secret, or other intellectual property rights owned, controlled, and/or licensed by CWT, RRC, ABCWT, and/or their Affiliates in connection with any future activities of Baskis, his employer(s) and/or any other entity for which Baskis performs services.
               (e) Baskis shall not use or disclose any trade secrets or other Confidential Information of CWT, RRC, ABCWT and/or their Affiliates, customers, joint venture partners, licensees, and consultants of or to any of the foregoing, including without limitation Confidential Information relating to TDP, without the express written authorization of CWT, RRC, and/or ABCWT, respectively.
               (f) The provisions of this Section 4.1 of this Settlement Agreement supersede (i) the first, third, and fourth paragraphs of the Non-Competition Agreement; and (ii) any prior oral representations, understandings, agreements, and provisions concerning Baskis’s non-competition and confidentiality obligations relating to TDP. All other TDP-related agreements, including without limitation, the Main License, the ABCWT Operating Agreement, Amendment No. 1, the Assignment Agreement, the ConAgra License, the RES License, and the Project Specific Sublicense by and/or between CWT, RRC, Baskis, Baskis Trust, TDP LLC, and/or ABCWT shall remain in full force and effect and without modification.
               (g) The Parties expressly acknowledge and agree that the provisions of this Section 4.1 are reasonable in duration and scope in consideration of Baskis’s relationship with and continuing interests in CWT and ABCWT, and his role in developing TDP for CWT. In any action for breach of this Agreement or enforcement of the Stipulated Order of Dismissal, Baskis waives any defense based on unenforceability of any portion of this Section 4.1, and covenants that he shall not challenge the enforceability of any portion of this Section 4.1 under the law of any state or other jurisdiction.
          4.2 Restriction on Communications. Baskis will not communicate with anyone in any manner that questions or undermines the commercial value or potential of TDP. By way of example, this restriction shall preclude communications by Baskis to existing or potential investors, partners, licensees, and clients of CWT, RRC, ABCWT or their Affiliates to the effect that Baskis has invented a technology that would replace TDP or render it obsolete, or otherwise materially affect its usefulness.
          4.3 Right of First Offer for New Technology. In the event that Baskis invents or develops any new technology that he believes to be a substitute or replacement for TDP (hereinafter, a “New Invention”), and prior to disclosing or offering rights in such New Invention to any third-party, Baskis shall first notify CWT and, if CWT desires, Baskis shall disclose the New Invention to CWT (or its designee for this purpose), provided that CWT first executes the Confidentiality Agreement attached hereto as Appendix B. CWT shall have a right of first offer to license or otherwise acquire rights to the New Invention on fair and reasonable terms to be negotiated in good faith. If Baskis and CWT (or its designated Affiliate) do not execute an agreement conveying rights to such technology to CWT within ninety (90) days of disclosure of a reasonably detailed description of the New Invention, including its benefits and advantages over the prior art, then Baskis shall be free to disclose the New Invention to any other person or entity on terms no more favorable than those offered to CWT. Notwithstanding any other provision herein, if Baskis and CWT (or its designee) do not execute an agreement within six (6) months of the first disclosure of the New Invention to CWT by Baskis, as described above, then CWT (or its designee) shall have no further rights under this provision.
          4.4 DCAD. CWT and RRC hereby acknowledge and agree that (i) as between CWT and RRC on the one hand and Baskis on the other hand, Baskis owns all right, title and interest in and to any proprietary rights arising from work performed by Baskis relating to DCAD, if any; and (ii) to their knowledge, CWT and RRC have not conveyed any right, title, or interest in any proprietary rights relating to DCAD to any third-party, in either case subject to ConAgra’s and RES’s rights to use DCAD as set forth below. However, CWT and RRC expressly make no representation or warranty with respect to the ownership by any other entity or entities of any interest in DCAD, or any portion thereof. The Parties further acknowledge that Baskis is free to license and/or exploit DCAD as he sees fit, provided, however, that Baskis shall not challenge ConAgra’s and RES’s right to use DCAD in the Field, as defined in the ConAgra License and the RES License, nor seek payment or compensation from ConAgra, RES, CWT, ABCWT, or any Affiliates thereof for any such use. This section 4.4 shall have no effect upon the rights of the Parties as defined in the TDP Licenses, and in the event of any conflict between this section 4.4 and any of the terms and provisions of the TDP Licenses, the terms and provisions of the TDP Licenses shall govern.
          4.5 Return of Documents. Baskis shall provide all documents (in both paper and electronic form) and other things removed from the premises of CWT, ABCWT and/or RRC for CWT’s and ABCWT’s inspection to identify TDP-related materials, which shall be returned to CWT, and original corporate records and other documents of ABCWT, which shall be returned to ABCWT. Baskis shall further provide for inspection all documents relating to TDP maintained outside the premises of CWT, including TDP-related materials in the possession of Baskis’s assistant, Mr. Mullinex. Baskis will provide such documents for inspection within fifteen (15) calendar days of the Effective Date. CWT shall return to Baskis all personal possessions belonging to Baskis that are still in the possession of CWT, including all office furniture and lab equipment owned by Baskis, within fifteen (15) calendar days of the Effective Date. In addition, within fifteen (15) calendar days of the Effective Date, CWT shall provide for inspection Baskis’s lab notebooks still in the possession of CWT for identification and return of materials not TDP-related.

          4.6 Jurisdiction. Each Party agrees that any legal action or proceeding arising out of this Agreement may be brought in the United States District Courts for the Eastern District of New York or any other United States District Court of competent jurisdiction, or, in the absence of federal court jurisdiction, in the Supreme Court of the State of New York, New York County, and each Party agrees to submit to the jurisdiction of such courts and venue in such courts, and to waive any claim that either such court is an inconvenient forum.
     5. TERM
          5.1 This Agreement has no set term and shall be in effect beginning on the Effective Date and continue for as long as any obligations of any Party hereto continue.
     6. REPRESENTATIONS AND WARRANTIES
          6.1 Each of the Parties hereby represents and warrants to the others that:
               (a) It has the power and has taken all action necessary to enter into this Agreement, to execute and deliver the documents contemplated by this Agreement, to undertake and perform its obligations hereunder, and to enter into the covenants set forth herein;
               (b) This Agreement has been duly executed by it and constitutes a valid and binding obligation of it; and
               (c) Each document to be executed and delivered under the terms of this Agreement will have been validly executed when it is delivered to the other Parties.

     7. INTERPRETATION AND APPLICABLE LAW
          7.1 This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York, without giving effect to any rule of conflict of laws that would apply a different law.
     8. ENTIRE AGREEMENT; MODIFICATION
          8.1 This Agreement, together with its Appendices, embodies the entire understanding and agreement between the Parties hereto with respect to (i) Baskis’s non-competition obligations as they relate to TDP; and (ii) Baskis’s confidentiality obligations as they relate to TDP, and supersedes prior agreements pertaining to the foregoing as set forth in Section 4.1(f). Except as explicitly set forth herein, all prior agreements by or between any of the Parties remain in full force and effect without modification. In entering this Agreement, neither Party is relying upon any warranty or representation by the other Party or any other person other than as set forth expressly herein; and each Party hereby disclaims that any such warranty or representation has been made to it. This Agreement may be amended or modified only by a writing signed by duly authorized officers of the Parties.
     9. WAIVER
          9.1 No waiver by either Party whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.
     10. HEADINGS
          10.1 All section captions or titles in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11. DRAFTING
          11.1 This Agreement, together with its Appendices, was jointly drafted by the Parties and neither the Agreement nor any of its provisions shall be construed for or against either of the Parties on the basis of the identity of the drafter.
     12. NOTICE
          12.1 Any notices or other communications under this Agreement shall be in writing, and shall be sent by facsimile, with a copy by hand-delivery or overnight courier service, as follows:
To Baskis:
Paul T. Baskis
339 South Century Boulevard
Rantoul, IL 61866
With copies to:
SCHLAM STONE & DOLAN
A Limited Liability Partnership
26 Broadway
New York, New York 10004
(212) 344-5400
Attn: Richard S. Dolan
To CWT:
Changing World Technologies, Inc.
460 Hempstead Avenue
West Hempstead, NY 11552
With copies to:
SAM P. ISRAEL, P.C.
594 Broadway, Suite 1010
New York, New York 10012
(212) 925-3883

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
Attn: Steven J. Rizzi
To RRC:
Resource Recovery Corporation
460 Hempstead Avenue
West Hempstead, NY 11552
With a copy to:
SAM P. ISRAEL, P.C.
594 Broadway, Suite 1010
New York, New York 10012
(212) 925-3883
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
Attn: Steven J. Rizzi
To ABCWT:
AB-CWT LLC
460 Hempstead Avenue
West Hempstead, NY 11552
With a copy to:
SHEA & GARDNER
1800 Massachusetts Avenue, Suite 800
Washington, DC 20036
(202) 828-2000
Attn: Mark Raffman
     13. COUNTERPARTS
          13.1 This Agreement may be executed in up to four counterparts and all such counterparts shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the Parties hereto execute this Agreement, through its duly authorized representative.
Date: July 17, 2002

CHANGING WORLD TECHNOLOGIES, INC.	Paul T. Baskis

By:

Name:

Title:

RESOURCE RECOVERY CORP.	AB-CWT LLC

By:	By:

Name:	Name:

Title:	Title:

[Appendix A to Settlement Agreement]
UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK
CHANGING WORLD TECHNOLOGIES, INC.
and RESOURCE RECOVERY CORP.,

Plaintiffs,

v.		Case No. 02-CV-2672 (TCP)

PAUL BASKIS,

Defendant.
STIPULATED ORDER OF DISMISSAL
          On May 1, 2002, plaintiffs CHANGING WORLD TECHNOLOGIES, INC. (“CWT”) and RESOURCE RECOVERY CORP. (“RRC”), filed their complaint (the “Complaint”) against defendant Paul T. Baskis (“Baskis”). On May 24, 2002, defendant Baskis filed his Answer and Counterclaims and Third-party Complaint (the “Countercomplaint”) containing counterclaims against CWT and RRC and third-party claims against AB-CWT LLC (“ABCWT”). On July                     , 2002, CWT, RRC, ABCWT, and Baskis entered into a Settlement Agreement (the “Settlement Agreement”), which provides, inter alia, for the entry of this Stipulated Order of Dismissal.
          Now, therefore, upon consent of CWT, RRC, ABCWT, and Baskis, and upon all prior proceedings herein, it is
          ORDERED, ADJUDGED AND DECREED that:
     1. Construction. This Order shall be construed with reference to and in conjunction with the Settlement Agreement, attached as Exhibit 1. The Settlement Agreement referred to in this Order shall be deemed incorporated herein by reference.

     2. Definitions. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Settlement Agreement.
     3. Jurisdiction. This Court has jurisdiction over CWT, RRC, ABCWT, and Baskis to enforce this Stipulated Order of Dismissal.
     4. Dismissal. All claims, counterclaims, and third-party claims are hereby dismissed with prejudice in accordance with the terms of this Order and the Settlement Agreement; provided, however, that such dismissal shall not be construed or deemed as a waiver, release from liability for, or a dismissal of, any claims arising out of facts not known as of the date hereof. The Parties reserve all rights with respect to all claims and defenses based on facts newly discovered after the Effective Date.
     5. Non-Competition and Confidentiality Obligations of Baskis.
          5.1 For a period ending on the expiration of the Main License, Baskis shall not provide services of any kind to anyone relating to TDP, as defined in the Settlement Agreement, including without limitation services relating to (i) systems, apparatus or methods described and/or claimed in any of U.S. Patent Nos. 5,269,947, 5,360,533, and 5,543,061, any related patents and patent applications, or any other patents and patent applications relating to TDP for which Baskis is an inventor or arise from work performed by or on behalf of CWT or its Affiliates; (ii) systems, apparatus or methods relating to TDP and designed, developed or tested by or for CWT or its Affiliates; and (iii) modifications and improvements to any system, apparatus or method relating to TDP, including without limitation modifications to systems and methods covered by (i) and (ii) above. For purposes of this provision, the term “related to TDP”

shall not be deemed to include services by Baskis pertaining to processes that are materially different from TDP.
          5.2 In addition, for a period of twenty-seven (27) months from the date hereof, Baskis shall not provide services to any person or entity relating to the processing of any organic waste product or by-product that is generated or used to create useful products in any of the following industries and product types: food, agriculture, forest products, municipal waste, plastics, and rubber products (including tires); provided, however, that nothing herein shall restrict Baskis from performing services for any person or entity relating to the processing of cellulose derived from forest products or from hemp sources.
          5.3 Except as set forth in Sections 5.1 and 5.2 above, Baskis is free to perform services of any nature or description for himself or any other person or entity.
          5.4 Baskis shall not use or disclose any trade secrets or other Confidential Information of CWT, RRC, ABCWT and/or their Affiliates, customers, joint venture partners, licensees, and consultants of or to any of the foregoing, including without limitation Confidential Information relating to TDP, without the express written authorization of CWT, RRC, and/or ABCWT, respectively.
          5.5 The provisions of Section 5 of this Order shall be construed in accordance with Section 4.1 of the Settlement Agreement.
     6. Any remedies available to a Party for acts or failures to act by another Party in violation of this Order shall be in addition to, and not in lieu of, all remedies otherwise available to the party injured by any such violation, as the case may be, for such acts or failures to act, whether arising under tort, contract, or other law.
Dated: July                     , 2002

SAM P. ISRAEL, P.C.	SCHLAM STONE & DOLAN
594 Broadway, Suite 1010	A Limited Liability Partnership
New York, New York 10012	26 Broadway
(212) 925-3883	New York, New York 10004
(212) 344-5400
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue	Attorneys for Defendant and
New York, New York 10153	Third-party Plaintiff PAUL T. BASKIS
(212) 310-8000

Attorneys for Plaintiffs CHANGING
WORLD TECHNOLOGIES, INC. and
RESOURCE RECOVERY CORP.

By:	By:

Steven J. Rizzi (SJR-9141)	Richard H. Dolan
SHEA & GARDNER
1800 Massachusetts Avenue, Suite 800
Washington, DC 20036
(202) 828-2000

Attorneys for AB-CWT LLC	SO ORDERED:

By:

Benjamin W. Boley Mark S. Raffman	Hon. Thomas C. Platt United States District Judge

Dated: Central Islip, New York July , 2002

[Appendix B to Settlement Agreement]
CONFIDENTIALITY AGREEMENT FOR DISCLOSURE OF NEW INVENTION
TITLE OF NEW INVENTION:
     This Agreement is made and entered into and effective as of the ___day of ___, 200_, by and between CHANGING WORLD TECHNOLOGIES, INC., a corporation organized under the laws of Delaware with corporate offices at 460 Hempstead Avenue, West Hempstead, New York 11552, and Paul T. Baskis (“Baskis”), a resident and domiciliary of the State of Illinois, on the other side; each referred to individually and collectively in this Agreement as “Party” and “Parties,” respectively.
W I T N E S S E T H:
     WHEREAS, Baskis has developed a New Invention, as defined in the Settlement Agreement entered into by the Parties on July ___, 2002 (“Settlement Agreement”), and possesses Confidential Information, as defined herein, concerning such New Invention; and
     WHEREAS, CWT desires to evaluate or have evaluated, as the case may be, the Confidential Information for the purpose of determining whether to exercise its Right of First Offer to obtain rights to such New Invention as provided for and defined in the Settlement Agreement, and
     WHEREAS, Baskis is required to disclose the New Invention to CWT to permit CWT to evaluate or have evaluated the New Invention;
     NOW, THEREFORE, pursuant to the Parties’ Settlement Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
     2. DISCLOSURE OF CONFIDENTIAL INFORMATION. Baskis shall disclose the Confidential Information to CWT, and CWT will use the Confidential Information for the sole purpose of evaluating its interest in the New Invention in connection with determining whether to exercise its Right of First Offer for the Confidential Information. Neither CWT nor its employees, officers, affiliates, directors or agents will, without prior written consent of Baskis, disclose or distribute the Confidential Information or cause the Confidential Information to be disclosed or distributed to any third party, except that CWT may disclose the Confidential Information to a third party, or designate a third party to be the original recipient of such Confidential Information; provided that any such third party recipient of the Confidential Information uses the Confidential Information for the sole purpose of assisting CWT in evaluating the New Invention, or advising CWT in connection therewith, and such third party agrees in writing (with a copy of its signed agreement being promptly provided to Baskis) to be bound by the terms of this Agreement restricting use and disclosure of the Confidential Information.

     3. CONFIDENTIAL INFORMATION: The term “Confidential Information” shall mean all non-public information and material, whether or not in tangible form, provided by Baskis with respect to the New Invention. The term “Confidential Information” may include, but is not limited to, trade secrets, discoveries, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, results of operations, business plans, business models, marketing, sales and financial data and projections, customer lists, prospective customer lists, strategic partnership plans, patent applications, proposed trademarks, proposed service marks, proposed patent applications, proposed slogans, proposed advertising campaigns, reports and studies, personnel information and other proprietary technical and business information, whether in written, oral, graphic, magnetic, electronic or other form. Notwithstanding the foregoing, “Confidential Information” shall not include information:
a.	of which CWT already has knowledge at the time of disclosure, free of any obligation to Baskis to maintain the confidentiality of such information;

b.	that is or becomes publicly available other than as a result of a breach of this Agreement by CWT;

c.	that CWT independently develops without the use of any Confidential Information of Baskis; or

d.	that CWT lawfully obtains from a third-party who has the right to transfer or disclose such information to CWT.
     4. NONASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. Neither this Agreement, nor any rights granted hereunder may be assigned, transferred, conveyed or encumbered by either party without the prior written consent of the other, which shall not be unreasonably withheld.
     5. ACKNOWLEDGEMENT: No representation or acknowledgement is made by CWT through the execution of this agreement or through the receipt of materials purporting to be Confidential Information from Baskis that such information is in fact Confidential Information, as defined herein, or otherwise proprietary to Baskis.
     6. COMPELLED DISCLOSURE: If CWT faces legal action or is subject to legal process that would require it to disclose Confidential Information, then CWT shall promptly notify Baskis of such process. CWT shall not be liable for damages incurred by Baskis as a result of or in connection with any disclosure by CWT of Confidential Information of the Baskis pursuant to such legal action or process.
     7. RETURN/DESTRUCTION OF CONFIDENTIAL INFORMATION. In the event that CWT declines to exercise its Right of First Offer in the New Invention, it shall destroy or caused to be destroyed all Confidential Information received from Baskis concerning such New Invention, and shall provide written notification to Baskis of such destruction.

     8. MISCELLANEOUS.
(a)	The rights and obligations provided by this Agreement regarding the disclosure and use of Confidential Information shall continue until the third anniversary of the date of its disclosure by Baskis to CWT.

(b)	The rights and obligations provided by this Agreement shall take precedence over any specific legends or statements associated with the Confidential Information when received.

(c)	This Agreement shall be governed by and construed in accordance with the law of the state of New York other than those provisions governing conflicts of law.

(d)	Any modifications or amendments to this Agreement shall only become effective if in writing and signed by a duly authorized representative of each party.

(e)	If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and in its reduced form, such provision shall then be enforceable and shall be enforced.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Dated:	New York, New York	PAUL T. BASKIS:
, 200_

CHANGING WORLD TECHNOLOGIES, INC.:

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